Exhibit 10.1

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of March 29, 2018, is entered into by and among DITECH HOLDING CORPORATION, a Maryland corporation (the “Borrower”) and the Lenders listed on the signature pages hereto constituting the Required Lenders.

RECITALS:

WHEREAS, the Borrower, the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch as administrative agent and collateral agent for the Lenders under the Credit Agreement (in such capacity, the “Agent”) have entered into that certain Second Amended and Restated Credit Agreement, dated as of February 9, 2018 (as amended, supplemented or otherwise modified prior to the effectiveness of this Amendment, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Amendment and as the same hereafter further may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested, among other things, that the Lenders amend certain provisions of the Existing Credit Agreement. The undersigned Lenders are willing to accommodate such requests, subject to satisfaction of the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein (including in the recitals above) that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

Section 2. Amendments to Credit Agreement. In accordance with Section 9.08 of the Credit Agreement and effective as of the First Amendment Effective Date (as defined below), the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth on the pages of the Credit Agreement attached as Annex A hereto.

Section 3. Conditions to Effectiveness of this Agreement. This Amendment shall become effective as of the first date (the “First Amendment Effective Date”) upon which each of the following conditions shall have been satisfied:

(a) the Administrative Agent has received from the Borrower and the Lenders representing the Required Lenders executed counterparts hereof; and

(b) the Administrative Agent shall have received a payment from or on behalf of the Borrower in respect of a consent fee for the account of each Lender who has executed and delivered to the Administrative Agent and the Borrower a counterpart of this Amendment by 5:00 p.m. (New York time) on March 28, 2018 (each such Lender, a “First Amendment Consenting Lender”), which consent fee shall equal 0.75% of the principal amount of the Tranche B Term Loans held by such Lender as of the First Amendment Effective Date.

Section 4. Reaffirmation of Borrower Obligations. The Borrower hereby ratifies the Credit Agreement and acknowledges and reaffirms that, (a) as amended hereby, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower and (b) it is responsible for the observance and full performance of its Obligations. To the extent any terms and conditions in any of the other Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. For the avoidance of doubt, nothing herein shall constitute (i) a waiver of any breach, Default or Event of Default which may exist under the Credit Agreement or any other Credit Document or under applicable law or in equity or (ii) a waiver or release of, or a limitation upon, the Administrative Agent’s or any Lender’s exercise of any rights or remedies under the Credit Agreement or any other Credit Document or under applicable law or in equity, including, but not limited to, the right to institute collection or arbitration proceedings against Borrower and/or to exercise any right against any other person or entity not a party to the Credit Agreement, as amended by this Amendment.

Section 5. Lender Expense Reimbursement. Prior to or substantially concurrently with the First Amendment Effective Date, the Borrower shall pay the reasonable and documented out-of-pocket fees, disbursements and other charges of FTI Consulting Inc. and Kirkland & Ellis LLP incurred by the Lenders in connection with the negotiation and execution of this Amendment for which invoices (including reasonable supporting detail) have been presented at least two Business Days prior to the First Amendment Effective Date (or such later date as to which the Borrower may agree) (the “Invoice Date”); provided, if any such invoice has not been received by the Borrower by the Invoice Date, such amounts shall be payable by the Borrower within 30 days after receipt by the Borrower of such an invoice.

Section 6. Governing Law. This Amendment and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York.

Section 7. Effect of This Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Lender or Administrative Agent under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document in similar or different circumstances.

Section 8. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9. Miscellaneous. This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement. Each Lender party hereto acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own decision to enter into this Amendment. The Lenders party hereto hereby expressly consent to the execution of this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DITECH HOLDING CORPORATION, as Borrower

By:	/s/ Cheryl A. Collins
	Name:	Cheryl A. Collins
	Title:	Senior Vice President and Treasurer

[Amendment No. 1 to Second Amended and Restated Credit Agreement Signature Page]

LENDERS SIGNATURE PAGE

[Executed Lender signature pages on file with the Administrative Agent]

[Amendment No. 1 to Second Amended and Restated Credit Agreement Signature Page]

Annex A

Amendments to Credit Agreement

“Extension Offer” shall have the meaning assigned to such term in Section 2.26(b).

“Extension Series” shall mean all Extended Term Loans and Extended L/C Commitments that are established pursuant to the same Additional Credit Extension Amendment (or any subsequent Additional Credit Extension Amendment to the extent such Additional Credit Extension Amendment expressly provides that the Extended Term Loans or Extended L/C Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer that is not an Affiliate of the seller, and a willing seller, would reasonably be expected to agree to purchase and sell such asset, as determined in good faith by the Borrower or the Restricted Subsidiary selling such asset.

“Fannie Mae” shall mean the Federal National Mortgage Association, in its corporate capacity, and any majority owned and controlled affiliate thereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” shall mean the Amended and Restated Agent Fee Letter, dated as of the Closing Date, among the Borrower, Credit Suisse Securities (USA) LLC and the Administrative Agent.

“Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Financial Covenants” shall mean the covenants set forth in Sections 6.07, 6.08 and 6.09.

“Financial Covenant Default” shall mean (i) a failure to comply with any of the Financial Covenants or (ii) the taking of any action by the Borrower or any Restricted Subsidiary if such action was prohibited hereunder solely due to the existence of a Financial Covenant Default of the type described in clause (i) of this definition.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc. or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“First Amendment” shall mean that certain Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of March 29, 2018, by and among the Borrower and the Lenders party thereto.

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“First Amendment Consenting Lenders” shall have the meaning assigned to such term in the First Amendment.

“First Amendment Effective Date” shall have the meaning assigned to such term in the First Amendment.

“First Lien Indebtedness” shall mean Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien that is pari passu with (or not junior to) the Liens securing the Tranche B Term Loans (and any extension, renewal, replacement or refinancing thereof that is pari passu therewith or any other Indebtedness that is required to be pari passu therewith hereunder).

“First Lien Net Leverage Ratio” shall mean, on any date of determination, the ratio of (x) First Lien Indebtedness on such date minus the lesser of (i) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date and (ii) $250,000,000 to (y) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date; provided that, for purposes of any calculation of the First Lien Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein.

“First Lien/Second Lien Intercreditor Agreement” shall mean the First Lien/Second Lien Intercreditor Agreement substantially in the form of Exhibit C, dated as of the Closing Date, among, inter alios, the Borrower and the other Grantors (as defined therein) party thereto, Wilmington Savings Fund Society, FSB, as Junior Collateral Agent for the Junior Secured Parties referred to therein and the Collateral Agent, as agent for the Senior Secured Parties referred to therein, and each other person from time to time party thereto.

“Flood Determination Form” shall have the meaning assigned to such term in Section 5.12(c).

“Flood Documents” shall have the meaning assigned to such term in Section 5.12(c).

“Flood Laws” shall mean the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 (where applicable).

“Flow MSR” shall mean all MSR that are funded or purchased by the Borrower or its Restricted Subsidiary within the prior 120 days and sold to a counterparty pursuant to a flow purchase agreement in the Ordinary Course of Business.

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of the Restricted Subsidiaries primarily for the benefit of employees of the Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

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“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulatory Supervising Organization” shall mean any of (a) the SEC, (b) FINRA, (c) the New York Stock Exchange, (d) state securities commissions and (e) any other U.S. or foreign governmental or self-regulatory organization, exchange, clearing house or financial regulatory authority of which the Borrower or any Restricted Subsidiary is a member or to whose rules it is subject.

“REIT Subsidiary” shall mean a Restricted Subsidiary that is intended by the Borrower to qualify as a real estate investment trust under the Code.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, representatives and advisors of such Person and such Person’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“REO Assets” of a Person shall mean any real property owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a loan, Servicing Advance or other mortgage-related receivables.

“Repayment Date” shall have the meaning given such term in Section 2.11(a).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived.

“Required 2018 Principal Payment” shall have the meaning assigned to such term in Section 2.13(c).

“Required Lenders” shall mean, at any time, Lenders having Loans, L/C Exposure and unused Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure and unused Commitments at such time. The Loans, L/C Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

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the aggregate principal amount of its Pre-Petition Term Loans as a like principal amount of Tranche B Term Loans hereunder. On and as of the Closing Date, each Term Lender shall hold a portion of the Tranche B Term Loans in the amount set forth opposite such Term Lender’s name on Schedule 1.01(a). Amounts paid or prepaid in respect of Tranche B Term Loans may not be reborrowed.

Section 2.02 [Reserved].

Section 2.03 [Reserved].

Section 2.04 Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05 Fees. (a) [Reserved].

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Fees”).

(c) On December 31, 2018, the Borrower shall pay to the Administrative Agent for the ratable account of each First Amendment Consenting Lender, a fee of 0.25% of the aggregate principal amount of the Tranche B Term Loans of such First Amendment Consenting Lender outstanding on the First Amendment Effective Date (it being understood and agreed that each of the Borrower and each Lender party to the First Amendment (constituting Required Lenders) expressly direct the Administrative Agent to make such payments on December 31, 2018 to each such First Amendment Consenting Lender as of the First Amendment Effective Date pursuant to the Register and wiring instructions on file with the Administrative Agent for such First Amendment Consenting Lenders as of the First Amendment Effective

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Date and expressly confirms that the obligations of the Borrower and each such Lender party to the First Amendment as of the date hereof under Section 9.05 of the Credit Agreement applies with respect to actions in connection with such payments (even if such First Amendment Consenting Lender is no longer a Lender as of December 31, 2018)).

(d) In the event that, prior to the 18-month anniversary of the First Amendment Effective Date, the Borrower prepays or refinances any Tranche B Term Loans, the Borrower shall pay to the Administrative Agent for the ratable account of each of the applicable Lenders a premium of 1.00% of the aggregate principal amount of the Tranche B Term Loans of such applicable Lender so prepaid or refinanced. Such amounts shall be due and payable on the date of effectiveness of such prepayment or refinancing, as applicable. For the avoidance of doubt, no fee shall be required pursuant to this Section 2.05(d) (x) on or after the 18-month anniversary of the First Amendment Effective Date, (y) in connection with a repayment of the Tranche B Term Loans pursuant to Section 2.11(a) or (z) in connection with a prepayment applied pursuant to Section 2.12(a) or Section 2.13(c) as a Required 2018 Principal Payment.

~~(c) [Reserved].~~

~~(d) [Reserved].~~

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, at all times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07 Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Credit Document, by acceleration or otherwise, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such defaulted amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, at all times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

Section 2.08 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans

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September and December thereafter	$15,000,000

Each payment pursuant to this Section 2.11 shall be made together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

In the event any Refinancing Term Loans are made, such Refinancing Term Loans shall be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Refinancing Term Loans, subject to the requirements set forth in Section 2.27 and to adjustment from time to time pursuant to Section 2.12(b), Section 2.13(g) and Section 9.04(l), together in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Term Loans of any Class shall be due and payable on the Maturity Date applicable to the Term Loans of such Class, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12 Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 in the case of a Term Borrowing.

(b) Voluntary prepayments of any Class of Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the applicable Class of Term Loans under Section 2.11 as may be specified by the Borrower, or if not so specified, in direct order of maturity; provided that such prepayments shall be allocated to the Tranche B Term Loans on a pro rata basis (or on a greater than pro rata basis) determined by reference to all Term Loans then outstanding.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may (x) revoke such notice prior to the proposed date of prepayment and/or (y) extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to ~~Section~~Sections 2.05(d) and 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13 Mandatory Prepayments. (a) [Reserved].

(b) In addition to any other mandatory repayments pursuant to this Section 2.13, on each date on or after the Closing Date upon which the Borrower or any Restricted Subsidiary receives any cash proceeds from any issuance or incurrence by the Borrower or any Restricted Subsidiary of Indebtedness for

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borrowed money (other than Indebtedness permitted to be incurred pursuant to Section 6.04, other than Permitted External Refinancing Indebtedness and Refinancing Term Loans), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of such Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g).

(c) Unless otherwise agreed by the Required Lenders, in addition to any other mandatory repayments pursuant to this Section 2.13, on each date upon which the Borrower or any Restricted Subsidiary receives (other than in connection with any Disposition to the Borrower or a Subsidiary Guarantor) any cash proceeds from (i) any Non-Core Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g), (ii) any Disposition of (A) any Bulk MSR (other than any such Disposition required by the following clause (iii) hereof) and/or (B) any Asset Sale, in each case, in an amount equal to 80% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g), or (iii) any Disposition on or prior to February 15, 2018 of Government Sponsored Entity-related Bulk MSR, an amount equal to the sum of (A) 80% of the gross proceeds therefrom (excluding the proceeds of the Disposition of any related Servicing Advances) and (B) 80% of the Net Sale Proceeds of the Servicing Advances related to the Bulk MSR subject to such Disposition shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g)~~.~~; provided, that, to the extent the amount of prepayments made pursuant to Section 2.12(a) (provided that such voluntary prepayments are applied against the Tranche B Term Loans in accordance with Section 2.13(g)) and this Section 2.13(c) (x) on or after the First Amendment Effective Date and on or prior to June 30, 2018 is less than $10,000,000 in the aggregate, an amount equal to the difference between $10,000,000 and the amounts so prepaid during such period shall be applied on June 30, 2018 as a mandatory repayment in accordance with the requirements of Section 2.13, (y) on or after the First Amendment Effective Date and on or prior to September 30, 2018 is less than $20,000,000 in the aggregate, an amount equal to the difference between $20,000,000 and the amounts so prepaid during such period shall be applied on September 30, 2018 as a mandatory repayment in accordance with the requirements of Section 2.13 and (z) on or after the First Amendment Effective Date and on or prior to December 31, 2018 is less than $30,000,000 in the aggregate, an amount equal to the difference between $30,000,000 and the amounts so prepaid during such period shall be applied on December 31, 2018 as a mandatory repayment in accordance with the requirements of Section 2.13 (the mandatory prepayment described in this proviso, the “Required 2018 Principal Payment”).

(d) In addition to any other mandatory repayments pursuant to this Section 2.13, on each Excess Cash Flow Payment Date, an amount equal to the remainder of (if positive) (i) the Applicable Excess Cash Flow Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period minus (ii) the aggregate amount of principal prepayments of Loans to the extent (and only to the extent) that such prepayments were made as a voluntary prepayment pursuant to Section 2.12(a) other than with proceeds of asset sales (other than from sales of inventory in the ordinary course of business), sales or issuances of Equity Interests, capital contributions, insurance or condemnation events or Indebtedness or other proceeds that would not be included in Adjusted Consolidated Net Income during the relevant Excess Cash Flow Payment Period minus (iii) the face value of Term Loans assigned to or purchased by the Borrower pursuant to Section 9.04(l) during the relevant Excess Cash Flow Payment Period, shall be applied as a mandatory repayment in accordance with the requirements of Section 2.13(g); provided that the amount required to be applied as a mandatory prepayment pursuant to this Section 2.13(d) for any Excess Cash Flow Payment Period shall not exceed an amount equal to (x) 75% of the Excess Cash Flow for such Excess Cash Flow Payment Period minus (y) scheduled installments of principal due in respect of the Term Loans under Section 2.11(a) paid during the related Excess Cash Flow Payment Period. Notwithstanding the foregoing, at the option of the Borrower, all or any portion of any mandatory repayment required pursuant to this clause (d) for any Excess Cash Flow Payment Period may be paid or applied prior to the related Excess Cash Flow Payment Date (but no earlier than January 1 of

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(iv) the Borrower and the Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and the Restricted Subsidiaries in the ordinary course of business; and

(v) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any registration rights agreement, the Second Lien Senior Subordinated PIK Toggle Notes Indenture, the Convertible Preferred Stock or other agreement or instrument entered into in connection with the Plan of Reorganization to which it is a party as of the Closing Date.

Section 6.07 Asset Coverage Ratios. (a) The Borrower will not permit the Asset Coverage Ratio A, as of the last day of any Test Period ending on the date set forth in the table below, to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Asset Coverage Ratio A
December 31, 2017	1.40:1.00
March 31, 2018	1.4~~0~~5:1.00
June 30, 2018	1.4~~0~~5:1.00
September 30, 2018	1.4~~0~~5:1.00
December 31, 2018	1.4~~0~~5:1.00
March 31, 2019	1.45:1.00
June 30, 2019	1.45:1.00
September 30, 2019	1.45:1.00
December 31, 2019 and the last day of each fiscal quarter of the Borrower thereafter	1.50:1.00

(b) The Borrower will not permit the Asset Coverage Ratio B, as of the last day of each Test Period ending after the Closing Date, to be less than 1.00:1.00.

Section 6.08 Interest Expense Coverage Ratio. The Borrower will not permit the Interest Expense Coverage Ratio, as of the last day of any Test Period (commencing with the Test Period ending on ~~the date set forth in the table below~~March 31, 2020), to be less than ~~the ratio set forth opposite such fiscal quarter below~~2.25:1.00.

~~Fiscal Quarter Ending~~	~~Interest Expense Coverage Ratio~~
~~December 31, 2017~~	~~1.20:1.00~~
~~March 31, 2018~~	~~1.20:1.00~~
~~June 30, 2018~~	~~1.20:1.00~~
~~September 30, 2018~~	~~1.25:1.00~~
~~December 31, 2018~~	~~1.25:1.00~~
~~March 31, 2019~~	~~1.75:1.00~~
~~June 30, 2019~~	~~2.00:1.00~~
~~September 30, 2019~~	~~2.00:1.00~~
~~December 31, 2019 and the last day of each fiscal quarter of the Borrower thereafter~~	~~2.25:1.00~~

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Section 6.09 First Lien Net Leverage Ratio. The Borrower will not permit the First Lien Net Leverage Ratio, as of the last day of any Test Period (commencing with the Test Period ending on ~~the date set forth in the table below~~March 31, 2020), to be greater than ~~the ratio set forth opposite such date below~~3.50:1.00.

~~Fiscal Quarter Ending~~	~~First Lien Net Leverage Ratio~~
~~December 31, 2017~~	~~8.50:1.00~~
~~March 31, 2018~~	~~7.75:1.00~~
~~June 30, 2018~~	~~7.75:1.00~~
~~September 30, 2018~~	~~6.75:1.00~~
~~December 31, 2018~~	~~5.75:1.00~~
~~March 31, 2019~~	~~5.00:1.00~~
~~June 30, 2019~~	~~4.50:1.00~~
~~September 30, 2019~~	~~4.00:1.00~~
~~December 31, 2019 and the last day of each fiscal quarter of the Borrower thereafter~~	~~3.50:1.00~~

Section 6.10 Modifications of Certain Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, amend, modify, change or waive, or permit the amendment, modification or changing of, any terms of (a) any Permitted External Refinancing Debt or any Permitted Refinancing thereof, if, after giving effect to such amendment, modification, change or waiver, such Indebtedness would not constitute Permitted External Refinancing Debt or (b) subject to subclause (vii) of this Section 6.10, the Second Lien Senior Subordinated PIK Toggle Notes Documents or any respective Permitted Refinancing thereof if such amendment, modification, change or waiver (i) could reasonably be expected to materially increase the obligations of the obligors thereunder, (ii) confers any additional material rights on the holders thereof or any Permitted Refinancing thereof, (iii) decreases the Weighted Average Life to Maturity or shortens the maturity date applicable thereto, (iv) requires additional prepayments with respect to any event, (v) results in any subordination provisions thereof being less favorable in any respect to the Lenders, including, without limitation, Articles 10 and 12 of the Second Lien Senior Subordinated PIK Toggle Notes Indenture, (vi) results in an increase in the All-in Yield (payable in cash only) on the Second Lien Senior Subordinated PIK Toggle Notes in effect on the date hereof or (vii) results in an increase in excess of 2.00% per annum on the rate of interest paid-in-kind on the Second Lien Senior Subordinated PIK Toggle Notes in effect on the date hereof, in each case, the payment of which is not otherwise permitted hereunder, in each case other than in connection with a Permitted Refinancing thereof.

Section 6.11 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to the Borrower or any Restricted Subsidiary, (b) make loans or advances to the Borrower or any Restricted Subsidiary or (c) transfer any of its properties or assets to the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) agreements which (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 6.11) are listed on Schedule 6.11 and (y) to the extent agreements permitted by preceding sub-clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the

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